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Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Aeroflex Incorporated:

        We consent to the incorporation by reference in the Registration Statement on Form S-3 and related prospectus of Aeroflex Incorporated of our report dated August 13, 2003 with respect to the consolidated balance sheets of Aeroflex Incorporated and subsidiaries as of June 30, 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows and related schedule for each of the years in the three-year period ended June 30, 2003, and to the reference to our firm under the heading "Experts" in the Registration Statement and related prospectus.

                      /s/ KPMG LLP

Melville, New York
November 19, 2003

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  Exhibit 23.1
Consent of Independent Auditors